Exhibit 8.1

Amsterdam
Freshfields Bruckhaus Deringer LLP
Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam
	T	+31 20 485 7000
argenx SE		+31 20 485 7696 (Direct)
Industriepark Zwijnaarde 7	F	+31 20 517 7696
Building C	E	daan.vanschaik@freshfields.com
9052 Zwijnaarde (Ghent)	www.freshfields.com
BELGIUM

3 May 2017

Ladies and Gentlemen,

Netherlands tax opinion

1.                                      Introduction

We have acted as counsel on certain matters of Dutch tax law to argenx SE, a European company with limited liability (Societas Europaea) incorporated under the laws of the Netherlands and having its registered office at Industriepark Zwijnaarde 7, Building C, 9052 Zwijnaarde, Belgium (the Company) in connection with the registration statement on Form F-1 filed with the United States Securities and Exchange Commission (SEC) on 3 May 2017 (the Registration Statement) for the registration of the new ordinary shares (the New Shares) in the capital of the Company each with a nominal value of € 0.10, under the United States Securities Act and the listing of the American Depositary Shares (the ADSs), each representing one New Share, on The NASDAQ Global Select Market (the Transaction). The ordinary shares with nominal value of € 0.10 each in the capital of the Company shall hereinafter be defined as the Ordinary Shares.

This opinion letter is delivered to you pursuant to your request.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

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2.                                      General

In rendering this opinion, we have examined a scanned copy of the registration statement on Form F-1 to register the New Shares under the United States Securities Act as filed with the Securities and Exchange Commission on 3 May 2017 (the Registration Statement).

This opinion letter is strictly limited to the matters expressly stated in it and may not be read as an opinion on the legal validity and/or the binding nature under Dutch law of the Registration Statement or any matter not specifically referred to in this opinion. We have assumed that all the facts, representations or warranties contained in the Registration Statement are correct. Consequently we did not examine the correctness of any of these and we do not express an opinion in that respect. We have also assumed that, upon the completion of the redomiciliation, the Company will be, and will remain, resident in Belgium for purposes of the 2001 Convention between the Kingdom of Belgium and the Kingdom of the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital.

This opinion is furthermore limited to laws, treaties and regulatory interpretations in effect in the Netherlands on this date and as they are generally construed and applied according to the current published case law of the Dutch courts, authorities and administrative rulings. These laws, treaties and regulations are subject to change, including changes that could have retroactive effect, as a result of which the correctness and accuracy of the content of this opinion may be affected. We will nevertheless not update and/or modify this opinion, not even in case of possible and relevant modifications to the Dutch tax laws, unless you specifically request us to do so in writing after such a modification should have occurred.

All the (English) legal concepts and terms used in this opinion are moreover deemed to refer to Dutch legal concepts and should therefore be interpreted following the corresponding Dutch tax concepts.

All references in this opinion letter to the Netherlands and Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only.

The courts of Amsterdam (the Netherlands) shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including (without limitation) in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in relation to this opinion. Every situation concerning the legal relationship between yourself and Freshfields Bruckhaus Deringer LLP, and between the purchasers to which the Offer Shares will be allocated as part of the Transaction (the Purchasers) and Freshfields Bruckhaus Deringer LLP, the above submission to jurisdiction included, is governed by Dutch law and the general terms of Freshfields Bruckhaus Deringer LLP.1

1  The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

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3.                                      Opinion

Based upon and subject to the foregoing and any factual matters, documents or events not disclosed to us, we are of the opinion that the legal statements expressed in the Registration Statement under the headings “Dutch Tax Consequences Prior To Our Redomiciliation” and “Dutch Tax Consequences Upon Completion of Our Redomiciliation” are a true and accurate summary of the material Dutch tax consequences of the acquisition, ownership and disposal of ADSs to the holders of ADSs described therein.

4.                                      Benefit of opinion

This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP
Freshfields Bruckhaus Deringer LLP